Exhibit 10.18

Navient Corporation 2014 Omnibus Incentive Plan

Restricted Stock Unit Term Sheet

2012

SLM Corporation (“Predecessor SLM”) established the SLM Corporation 2009-2012 Incentive Plan (the “SLM Plan”).

In connection with the separation (the “Separation”) of the publicly-traded bank holding company pursuant to that certain Separation and Distribution Agreement (the “Separation Agreement”) by and among Predecessor SLM, New BLC Corporation, which entity was renamed as of April 29, 2014 as SLM Corporation (“SLM BankCo”), and Navient Corporation (“NewCo”), SLM BankCo has assumed the SLM Plan.

In connection with the Separation, then outstanding grants under the SLM Plan are required by the terms of the Separation Agreement to be modified and/or canceled and modified and/or new awards granted in respect of the outstanding awards, such grants to be under either or both of the SLM Plan or the Navient Corporation 2014 Omnibus Incentive Plan (the “NewCo Plan”). New grants under the SLM Plan required by the Separation Agreement are being made by the Compensation and Personnel Committee of the Board of Directors of SLM BankCo.

            (the “Grantee”) was granted on February 3, 2012 (the “Original Grant Date”) Restricted Stock Units under the SLM Plan (the “Original Grant”).

A portion of the Restricted Stock Units issued under the Original Grant have vested by reason of the terms and conditions of the Original Grant. Any unvested Restricted Stock Units remaining under the Original Grant are hereby canceled.

The Compensation and Personnel Committee of the Board of Directors of NewCo (the “Committee”) hereby grants to Grantee Restricted Stock Units (the “Substitute Grant”) under the NewCo Plan with terms and conditions set out below. By agreement of even date herewith Grantee is also receiving in respect of the Original Grant a grant of shares of restricted stock units under the SLM Plan.

Pursuant to the terms and conditions of the NewCo Plan, the Committee hereby grants to the Grantee on April 30, 2014 (the “Grant Date”) an award (the “Award”) of             Restricted Stock Units as applicable (“RSUs”), which represent the right to acquire shares of common stock of NewCo (the “Corporation”) subject to the following terms and conditions (the “Agreement”):

1.	Vesting Schedule. Unless vested earlier as set forth below, the Award will vest, and will be converted into shares of common stock on February 3, 2015.

2.

Employment Termination; Death; Disability. Except as provided below, if the Grantee voluntarily ceases to be an employee of the Corporation (or one of its subsidiaries) for any reason or his or her employment is terminated by the Corporation for Misconduct, as determined by the Corporation in its sole discretion, he/she shall forfeit any portion of the Award that has not vested as of the date of such termination of employment. For purposes of this Agreement, “Misconduct” is defined as an act of embezzlement, fraud,

Exhibit 10.18

Navient Corporation 2014 Omnibus Incentive Plan

Restricted Stock Unit Term Sheet

2012

dishonesty, nonpayment of any obligation owed to the Corporation or Predecessor SLM, breach of fiduciary duty or deliberate disregard of Corporation or Predecessor SLM rules; an unauthorized disclosure of any Corporation or Predecessor SLM trade secret or confidential information; any conduct constituting unfair competition; inducing any customer of the Corporation or Predecessor SLM to breach a contract with the Corporation or Predecessor SLM or any principal for whom the Corporation or Predecessor SLM acts as agent to terminate such agency relationship; or engaging in any other act or conduct proscribed by the senior human resources officer of the Corporation or Predecessor SLM as Misconduct.

If not previously vested, the Award will continue to vest, and will be converted into shares of common stock, on the original vesting terms and vesting dates set forth above in the event that (i) the Grantee’s employment is terminated by the Corporation for any reason other than for Misconduct, as determined by the Corporation in its sole discretion, or (ii) the Grantee voluntarily ceases to be an employee of the Corporation (or one of its subsidiaries) and meets the retirement eligibility requirements under Predecessor SLM’s retirement eligibility policy in effect as of the Original Grant Date, which shall be determined by the Corporation in its sole discretion.

If not previously vested, the Award will vest, and will be converted into shares of common stock, upon death or Disability (provided that such Disability qualifies as a “disability” within the meaning of Treasury Regulation Section 1.409A-3(i)(4)). For purposes of this Agreement, “Disability” has the meaning set forth in the SLM Long Term Disability Plan in effect immediately prior to the Distribution Date (as defined in the Separation Agreement).

The Award shall be forfeited upon termination of employment due to Misconduct, as determined by the Corporation in its sole discretion.

Notwithstanding anything stated herein, the NewCo Plan or in the Navient Corporation Change in Control Severance Plan for Senior Officers, this Award shall not be subject to the terms set forth in the Navient Corporation Change in Control Severance Plan for Senior Officers.

Grantee’s being an employee of NewCo from and after the Grant Date shall not be treated as a termination of employment upon the Separation under the Original Grant and the Separation shall not be treated as a Change in Control under the NewCo Plan or the SLM Plan.

3.	Change of Control. Notwithstanding anything to the contrary in this Agreement:

(a)

In the event of a Change of Control Transaction or a Change of Control in which the acquiring or surviving company in the transaction does not assume or continue outstanding Awards upon the Change of Control or Change of Control Transaction, then any portion of the Award that is not vested shall become 100

Exhibit 10.18

Navient Corporation 2014 Omnibus Incentive Plan

Restricted Stock Unit Term Sheet

2012

percent vested; provided, however, the conversion of the accelerated portion of the RSUs into shares of common stock (i.e., the settlement of the Award) will nevertheless be made at the same time or times as if such RSUs had vested in accordance with the vesting schedule set forth in Section 1 or, if earlier, upon the termination of Grantee’s employment for reasons other than Misconduct.

(b)	If Grantee’s employment shall terminate within twenty-four months following a Change of Control or a Change of Control Transaction for any reason other than (i) by the Corporation for Misconduct, as determined by the Corporation in its sole discretion or (ii) by Grantee’s voluntary termination of employment that is not a Termination of Employment for Good Reason, as defined in the Change in Control Severance Plan for Senior Officers (if applicable to the Grantee), any portion of the Award not previously vested shall immediately become vested, and shall be converted into shares of common stock, upon such employment termination.

4.	Taxes; Dividends. The Grantee of the Award shall make such arrangements as may reasonably be required by the Corporation, including transferring a sufficient number of shares of the Corporation’s stock, to satisfy the income and employment tax withholding requirements that accrue upon the Award becoming vested or, if applicable, settled in shares of the Corporation’s common stock (by approving this Agreement, the Committee hereby approves the transfer of such shares to the Corporation for purposes of SEC Rule 16b-3). Dividends declared on an unvested Award will not be paid currently. Instead, amounts equal to such dividends will be credited to an account established on behalf of the Grantee and such amounts will be deemed to be invested in additional shares of the Corporation’s common stock (“Dividend Equivalents”). Such Dividend Equivalents will be subject to the same vesting schedule to which the Award is subject. Upon vesting of any portion of the Award, the amount of Dividend Equivalents allocable to such Award and any dividend equivalents earned under the Original Grant allocable to this Award (and any fractional share amount) will also vest and will be converted into shares of the Corporation’s common stock (provided that any fractional share amount shall be paid in cash).

5.

Section 409A. For purposes of section 409A of the Internal Revenue Code, the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), each payment and benefit payable under this Agreement is hereby designated as a separate payment. The parties intend that all RSUs provided under this Agreement and shares issuable hereunder comply with or be exempt from the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Notwithstanding anything in the NewCo Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the RSUs is to be accelerated in connection with the Grantee’s termination of service, such accelerated RSUs will not be settled by virtue of such acceleration until and

Exhibit 10.18

Navient Corporation 2014 Omnibus Incentive Plan

Restricted Stock Unit Term Sheet

2012

unless the Grantee has a “separation from service” within the meaning of Section Treasury Regulation 1-409A-1(h), as determined by the Corporation, in its sole discretion. Further, and notwithstanding anything in the NewCo Plan or this Agreement to the contrary, if (x) any of the RSUs to be provided in connection with the Grantee’s separation from service do not qualify for any reason to be exempt from Section 409A, (y) the Grantee is, at the time of such separation from service, a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) and (z) the settlement of such RSUs would result in the imposition of additional tax under Section 409A if such settlement occurs on or within the six (6) month period following the Grantee’s separation from service, then, to the extent necessary to avoid the imposition of such additional taxation, the settlement of any such RSUs during such six (6) month period will accrue and will not be made until the date six (6) months and one (1) day following the date of the Grantee’s separation from service and on such date (or, if earlier, the date of the Grantee’s death), such RSUs will be settled.

6.	Clawback Provision. Notwithstanding anything to the contrary herein, if the Board of Directors of the Corporation (the “Board”), or an appropriate committee thereof, determines that, any material misstatement of financial results or a performance metric criteria of Predecessor SLM or the Corporation has occurred as a result of the Grantee’s conduct or the Grantee has committed a material violation of corporate policy of Predecessor SLM or the Corporation or has committed fraud or Misconduct with respect to Predecessor SLM or the Corporation, and the Grantee at the time of such violation, fraud or Misconduct (or at any time thereafter) was an officer of the Corporation or Predecessor SLM at the Senior Vice President level or above, then the Board or committee shall consider all factors, with particular scrutiny when one of the top 20 members of management are involved, and the Board or such committee, may in its sole discretion require reimbursement of any compensation resulting from the vesting, exercise or settlement of Options and/or Restricted Stock/RSUs and the cancellation of any outstanding Options and/or Restricted Stock/RSUs from the Grantee (whether or not such individual is currently employed by the Corporation) during the three-year period following the date the Board first learns of the violation, fraud or Misconduct.

7.	Unless otherwise stated, any capitalized terms not defined herein shall have the meanings as described in the SLM Plan as in effect immediately prior to the Distribution Date (as defined in the Separation Agreement).

Grantee is deemed to accept this Award of RSUs under this Agreement and to agree that such Award is subject to the terms and conditions set forth in this Agreement and the NewCo Plan unless Grantee provides the Corporation written notification of Grantee’s rejection of this Award of RSUs not later than 30 days after Grantee’s receipt of notice of the posting of this Agreement on-line or through electronic means (in which case such Award will be forfeited and Grantee shall have no further right or interest therein as of such date).